Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 16, 2014

CITIGROUP REPORTS FOURTH QUARTER 2013 EARNINGS PER SHARE OF $0.85;

$0.82 EXCLUDING CVA/DVA(1) AND IMPACT OF THE CREDICARD DIVESTITURE(2)

FOURTH QUARTER NET INCOME OF $2.7 BILLION; $2.6 BILLION EXCLUDING CVA/DVA AND
IMPACT OF THE CREDICARD DIVESTITURE

FOURTH QUARTER REVENUES OF $17.8 BILLION; $17.9 BILLION EXCLUDING CVA/DVA

FOURTH QUARTER NET CREDIT LOSSES OF $2.5 BILLION DECLINED 15%
VERSUS PRIOR YEAR PERIOD

UTILIZED APPROXIMATELY $600 MILLION OF DEFERRED TAX ASSETS

ESTIMATED BASEL III TIER 1 COMMON RATIO OF 10.5%(3)

ESTIMATED BASEL III SUPPLEMENTARY LEVERAGE RATIO OF 5.4%(4)

BOOK VALUE PER SHARE INCREASED TO $65.31

TANGIBLE BOOK VALUE PER SHARE(5) INCREASED TO $55.38

CITIGROUP DEPOSITS OF $968 BILLION GREW 4% VERSUS PRIOR YEAR PERIOD

CITICORP LOANS OF $575 BILLION GREW 7% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS ASSETS OF $117 BILLION DECLINED 25% FROM PRIOR YEAR PERIOD
AND REPRESENTED 6% OF TOTAL CITIGROUP ASSETS AT YEAR END 2013

New York, January 16, 2014 — Citigroup Inc. today reported net income for the fourth quarter 2013 of $2.7 billion, or $0.85 per diluted share, on revenues of $17.8 billion. This compared to net income of $1.2 billion, or $0.38 per diluted share, on revenues of $17.9 billion for the fourth quarter 2012.

CVA/DVA was a negative $164 million ($100 million after-tax) in the fourth quarter, mainly resulting from the improvement in Citigroup’s credit spreads, compared to negative $485 million ($301 million after-tax) in the prior year period.  Excluding CVA/DVA, fourth quarter revenues were $17.9 billion, down 2% from the prior year period.  Fourth quarter 2013 results also included a $189 million after-tax benefit related to the divestiture of Citi’s Credicard business in Brazil, while results in the prior year period included a $1.0 billion repositioning charge ($653 million after-tax).  Excluding CVA/DVA, the impact of the Credicard divestiture in the fourth quarter 2013 and the fourth quarter 2012 repositioning charge,(6) earnings were $0.82 per diluted share, up 19% from the prior year period.

Michael Corbat, Citigroup’s Chief Executive Officer, said, “Although we didn’t finish the year as strongly as we would have liked, we made substantial progress toward our key priorities in 2013.  Having grown our operating net income by 15% over 2012, we achieved our highest amount of net income since before the financial crisis, accelerated our growth in capital and ended the fourth quarter with an estimated Basel III Tier 1 Common ratio of 10.5%, exceeding our target for the year.  We also grew loans in our core businesses by 7%, utilized $2.4 billion of our deferred tax assets, and reduced the assets in Citi Holdings by 25% while cutting its annual loss in half.  In addition, we improved our efficiency by executing on the repositioning actions announced at the end of 2012, reducing expenses and growing revenues.  We enter 2014 as a strong and stable institution that is committed to achieving our 2015 financial targets and our objective of returning capital to our shareholders.”

Citigroup full year 2013 net income was $13.9 billion on revenues of $76.4 billion, compared to net income of $7.5 billion on revenues of $69.1 billion for the full year 2012.  Full year 2013 results included negative CVA/DVA of $342 million ($213 million after-tax), compared to negative $2.3 billion ($1.4 billion after-tax) in the prior year.  Citigroup full year 2012 results included a loss of $4.6 billion ($2.9 billion after-tax) related to the sale of various minority investments.(7)  In addition, Citigroup recorded tax benefits of $176 million and $582 million in the third quarters 2013 and 2012, respectively, related to the resolution of certain tax audit items.  Excluding CVA/DVA and the impact of minority investments in 2012, Citigroup revenues were $76.7 billion in 2013, up 1% compared to the prior year.  Excluding these items as well as the impact of the Credicard divestiture, the tax benefits in 2013 and 2012,(8) and the fourth quarter 2012 repositioning charge, net income was $13.8 billion in 2013, up 15% compared to 2012, as higher revenues, lower operating expenses and lower net credit losses were partially offset by a lower net loan loss reserve release and a higher effective tax rate.

Citigroup ($ in millions, except per share amounts)	4Q’13	3Q’13	4Q’12	QoQ%	YoY%	2013	2012	%Δ
Citicorp	16,483	16,628	16,850	-1%	-2%	71,824	69,920	3%
Citi Holdings	1,297	1,252	1,067	4%	22%	4,542	(792)	NM
Total Revenues	$17,780	$17,880	$17,917	-1%	-1%	$76,366	$69,128	10%

Adjusted Revenues(a)	$17,944	$18,216	$18,402	-1%	-2%	$76,708	$76,089	1%

Expenses	$11,933	$11,655	$13,709	2%	-13%	$47,995	$49,974	-4%

Adjusted Expenses(b)	$11,933	$11,655	$12,681	2%	-6%	$47,995	$48,942	-2%

Net Credit Losses	2,547	2,430	2,985	5%	-15%	10,463	14,231	-26%
Loan Loss Reserve Build/(Release)(c)	(670)	(675)	(91)	1%	NM	(2,779)	(3,789)	27%
Provision for Benefits and Claims	195	204	219	-4%	-11%	830	887	-6%
Total Cost of Credit	$2,072	$1,959	$3,113	6%	-33%	$8,514	$11,329	-25%

Income (Loss) from Cont. Ops. Before Taxes	$3,775	$4,266	$1,095	-12%	NM	$19,857	$7,825	NM
Provision for Income Taxes	1,215	1,080	(214)	13%	NM	5,992	7	NM
Income from Continuing Operations	$2,560	$3,186	$1,309	-20%	96%	$13,865	$7,818	77%
Net income (loss) from Disc. Ops.	181	92	(85)	97%	NM	270	(58)	NM
Non-Controlling Interest	50	51	28	-2%	79%	227	219	4%
Citigroup Net Income	$2,691	$3,227	$1,196	-17%	NM	$13,908	$7,541	84%

Adjusted Net Income(d)	$2,602	$3,259	$2,150	-20%	21%	$13,756	$11,921	15%

Tier 1 Common Ratio(e)	12.6%	12.7%	12.7%
Tier 1 Capital Ratio(e)	13.6%	13.6%	14.1%
Return on Common Equity	5.3%	6.4%	2.5%
Book Value per Share	$65.31	$64.49	$61.57	1%	6%
Tangible Book Value per Share	$55.38	$54.52	$51.19	2%	8%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and gains / (losses) on minority investments in 2012.

(b) Excludes repositioning charge in 4Q’12 and impact of minority investments in 1Q’12.

(c) Includes provision for unfunded lending commitments.

(d) Excludes, as applicable, CVA / DVA in all periods, gains / (losses) on minority investments in 2012, tax benefits in 3Q’12 and 3Q’13, repositioning charge in 4Q’12 and the impact of the Credicard divestiture in 4Q’13.

(e) Tier 1 Common and Tier 1 Capital ratios reflect Basel I credit risk capital rules and, beginning January 1, 2013, the final (revised) market risk capital rules (Basel II.5).  The Basel I credit risk and market risk capital rules are reflected prior to January 1, 2013.

Citigroup

Citigroup revenues of $17.8 billion in the fourth quarter 2013 declined 1% from the prior year period.  Excluding CVA/DVA, Citigroup revenues of $17.9 billion in the fourth quarter 2013 were 2% below the prior year period, reflecting lower revenues in Citicorp primarily due to lower U.S. mortgage refinancing activity in North America Global Consumer Banking (GCB) and a decline in fixed income markets revenues in Securities & Banking.

Citigroup’s net income increased to $2.7 billion in the fourth quarter 2013 from $1.2 billion in the prior year period.  Excluding CVA/DVA, the impact of the Credicard divestiture in fourth quarter 2013 and the repositioning charge in the fourth quarter 2012, Citigroup net income of $2.6 billion was up 21% versus the prior year period as lower operating expenses and lower credit costs were partially offset by the decline in revenues and a higher effective tax rate.  Operating expenses of $11.9 billion were 13% lower than the prior year period and declined by 6% excluding the fourth quarter 2012 repositioning charge, driven by efficiency savings, the decline in Citi Holdings assets and lower legal and related expenses, partially offset by higher volume-related expenses and repositioning charges in the current quarter.  Operating expenses in the fourth quarter 2013 included $809 million in legal and related expenses compared to $1.3 billion in the prior year period.  Citigroup’s cost of credit in the fourth quarter 2013 was $2.1 billion, 33% below the prior year period, reflecting a $438 million improvement in net credit losses as well as a $579 million higher loan loss reserve release.  Citi’s effective tax rate in the fourth quarter 2013 was 32% compared to a 13% rate in the prior year period (excluding CVA/DVA and the repositioning charge).

Citigroup’s allowance for loan losses was $19.6 billion at year end, or 2.97% of total loans, compared to $25.5 billion, or 3.92% of total loans, in the prior year period.  The $670 million net release of loan loss reserves in the quarter compared to a $91 million release in the prior year period, primarily driven by Citi Holdings which recorded a reserve release of $540 million in the fourth quarter 2013, compared to a net reserve build of $51 million in the prior year period.  Citigroup asset quality continued to improve as total non-accrual assets fell to $9.4 billion, a 22% reduction compared to the fourth quarter 2012.  Corporate non-accrual loans declined 18% to $1.9 billion, while consumer non-accrual loans declined 23% to $7.0 billion.

Citigroup’s capital levels and book value per share increased during 2013.  As of quarter end, book value per share was $65.31 and tangible book value per share was $55.38, 6% and 8% increases respectively versus the prior year period.  At quarter end, Citigroup’s estimated Basel III Tier 1 Common Ratio was 10.5%, up from 8.7% in the prior year period, mostly driven by retained earnings and deferred tax asset (DTA) utilization.   Citigroup utilized approximately $600 million of DTA in the fourth quarter 2013, bringing the total full year 2013 utilization to approximately $2.4 billion (including approximately $2 billion of foreign tax credit carry-forwards).  Citigroup’s estimated Basel III Supplementary Leverage Ratio for the fourth quarter 2013 was 5.4%.

Citicorp ($ in millions)	4Q’13	3Q’13	4Q’12	QoQ%	YoY%	2013	2012	%Δ
Global Consumer Banking	9,474	9,235	9,977	3%	-5%	38,169	39,120	-2%
Securities and Banking	4,450	4,749	4,362	-6%	2%	23,018	20,022	15%
Transaction Services	2,609	2,613	2,617	0%	0%	10,560	10,708	-1%
Corporate/Other	(50)	31	(106)	NM	53%	77	70	10%
Total Revenues	$16,483	$16,628	$16,850	-1%	-2%	$71,824	$69,920	3%

Adjusted Revenues(a)	$16,648	$16,960	$17,360	-2%	-4%	$72,169	$72,354	0%

Expenses	$10,462	$10,275	$12,105	2%	-14%	$42,095	$44,731	-6%

Adjusted Expenses(b)	$10,462	$10,275	$11,154	2%	-6%	$42,095	$43,776	-4%

Net Credit Losses	1,812	1,795	2,013	1%	-10%	7,393	8,389	-12%
Loan Loss Reserve Build/(Release)(c)	(130)	4	(142)	NM	8%	(736)	(2,182)	66%
Provision for Benefits and Claims	52	51	64	2%	-19%	212	236	-10%
Total Cost of Credit	$1,734	$1,850	$1,935	-6%	-10%	$6,869	$6,443	7%

Net Income	$3,113	$3,331	$2,245	-7%	39%	$15,798	$14,072	12%

Adjusted Net Income(d)	$3,024	$3,361	$3,165	-10%	-4%	$15,647	$15,603	0%

Adjusted Revenues(a)
North America	7,227	7,327	7,689	-1%	-6%	31,588	31,114	2%
EMEA	2,412	2,681	2,752	-10%	-12%	11,489	12,507	-8%
LATAM	3,544	3,370	3,420	5%	4%	13,969	13,462	4%
Asia	3,515	3,551	3,605	-1%	-2%	15,046	15,254	-1%
Corporate/Other	(50)	31	(106)	NM	53%	77	17	NM

Adjusted Net Income(d)
North America	1,379	1,550	1,599	-11%	-14%	7,447	7,251	3%
EMEA	422	501	593	-16%	-29%	2,481	3,224	-23%
LATAM	832	722	886	15%	-6%	3,301	3,471	-5%
Asia	837	831	869	1%	-4%	3,856	3,962	-3%
Corporate/Other	(446)	(243)	(782)	-84%	43%	(1,438)	(2,305)	38%

EOP Assets ($B)	1,764	1,778	1,709	-1%	3%
EOP Loans ($B)(e)	575	561	540	2%	7%
EOP Deposits ($B)	932	914	863	2%	8%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and gains / (losses) on minority investments in 2012.

(b) Excludes repositioning charge in 4Q’12 and impact of minority investments in 1Q’12.

(c) Includes provision for unfunded lending commitments.

(d) Excludes, as applicable, CVA / DVA in all periods, gains / (losses) on minority investments in 2012, tax benefits in 3Q’12 and 3Q’13, repositioning charge in 4Q’12 and the impact of the Credicard divestiture in 4Q’13.

(e) EOP Loans include Credicard loans of $3.4B in 4Q’12 and 2012. Credicard was moved to discontinued operations as of 2Q’13.

Citicorp

Citicorp revenues of $16.5 billion in the fourth quarter 2013 declined by 2% from the prior year period.  CVA/DVA, reported within Securities and Banking, was a negative $165 million ($100 million after-tax) in the fourth quarter 2013, compared to a negative $510 million ($316 million after-tax) in the prior year period.  Excluding CVA/DVA, revenues were $16.6 billion, down 4% from the fourth quarter 2012 driven by a 5% decline in GCB and a 5% decline in Securities and Banking with Transaction Services revenues broadly flat.  Corporate/Other revenues were a negative $50 million compared to a negative $106 million in the prior year period, with the improvement mainly driven by hedging activities.

Citicorp’s net income increased to $3.1 billion in the fourth quarter 2013 from $2.2 billion in the prior year period.  Excluding CVA/DVA and the impact of the Credicard divestiture in fourth quarter 2013, as well as the fourth quarter 2012 repositioning charge of $951 million ($604 million after-tax), net income of $3.0 billion declined 4% compared to the prior year period, as the decline in revenues and a higher effective tax rate were only partially offset by lower operating expenses and lower credit costs.

Citicorp operating expenses decreased 14% year-over-year to $10.5 billion.  Excluding the fourth quarter 2012 repositioning charges of $951 million, expenses declined 6%, primarily reflecting efficiency savings as well as lower legal and related expenses, partially offset by volume-related expenses and repositioning charges in the current quarter.

Citicorp cost of credit of $1.7 billion in the fourth quarter 2013 declined 10% from the prior year period.  The decline reflected an improvement in net credit losses, which declined 10% to $1.8 billion, partially offset by lower net loan loss reserve releases, which declined 8% to $130 million compared to the prior year period.  Citicorp’s consumer loans 90+ days delinquent declined 4% from the prior year period to $3.0 billion, and the 90+ days delinquency ratio decreased 6 basis points to 0.99% of loans.

Citicorp end of period loans grew 7% versus the prior year period to $575 billion, with 12% growth in corporate loans to $273 billion and 2% growth in consumer loans to $302 billion.  The growth in consumer loans reflected the acquisition of Best Buy’s U.S. credit card portfolio in the third quarter 2013.

Global Consumer Banking ($ in millions)	4Q’13	3Q’13	4Q’12	QoQ%	YoY%	2013	2012	%Δ
North America	4,878	4,738	5,313	3%	-8%	19,778	20,949	-6%
EMEA	358	359	384	0%	-7%	1,449	1,485	-2%
LATAM	2,404	2,276	2,285	6%	5%	9,318	8,758	6%
Asia	1,834	1,862	1,995	-2%	-8%	7,624	7,928	-4%
Total Revenues	$9,474	$9,235	$9,977	3%	-5%	$38,169	$39,120	-2%

Expenses	$5,220	$5,048	$5,782	3%	-10%	$20,608	$21,316	-3%

Adjusted Expenses(a)	$5,220	$5,048	$5,416	3%	-4%	$20,608	$20,950	-2%

Net Credit Losses	1,787	1,730	1,939	3%	-8%	7,211	8,107	-11%
Loan Loss Reserve Build/(Release)(b)	(9)	(70)	(152)	87%	94%	(632)	(2,176)	71%
Provision for Benefits and Claims	52	51	64	2%	-19%	212	237	-11%
Total Cost of Credit	$1,830	$1,711	$1,851	7%	-1%	$6,791	$6,168	10%

Net Income	$1,632	$1,622	$1,717	1%	-5%	$7,115	$7,952	-11%

Adjusted Net Income(a)	$1,632	$1,622	$1,950	1%	-16%	$7,115	$8,185	-13%

Adjusted Net Income(a)
North America	898	932	1,042	-4%	-14%	4,066	4,789	-15%
EMEA	5	16	(5)	-69%	NM	48	(3)	NM
LATAM	394	288	467	37%	-16%	1,431	1,553	-8%
Asia	335	386	446	-13%	-25%	1,570	1,846	-15%

(in billions of dollars)
Avg. Cards Loans(c)	145	138	145	5%	0%	141	146	-3%
Avg. Retail Banking Loans	151	147	145	3%	4%	148	141	5%
Avg. Deposits	329	324	328	2%	0%	328	322	2%
Investment Sales	23	24	23	-1%	1%	103	88	17%
Cards Purchase Sales	99	90	95	10%	5%	365	354	3%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes repositioning charge in 4Q’12.

(b) Includes provision for unfunded lending commitments.

(c) Average Card Loans include Credicard loans of $3.2B in 4Q’12 and $3.4B in 2012. Credicard was moved to discontinued operations as of 2Q’13.

Global Consumer Banking

GCB revenues of $9.5 billion declined 5% from the prior year period, as significantly lower U.S. mortgage refinancing activity and continued spread compression globally more than offset the impact of the Best Buy portfolio acquisition and ongoing volume growth in most international businesses.

GCB net income declined 5% versus the prior year period to $1.6 billion, reflecting the decline in revenues, lower loan loss reserve releases and a higher effective tax rate, partially offset by lower operating expenses and lower net credit losses.  Operating expenses of $5.2 billion declined 10% versus the prior year period.  Excluding the $366 million repositioning charge in the fourth quarter 2012, operating expenses declined 4% versus the prior year period, reflecting lower legal and related expenses and efficiency savings, partially offset by repositioning charges in the current quarter.

North America GCB revenues declined 8% to $4.9 billion versus the prior year period driven mainly by lower retail banking revenues, partially offset by higher retail services revenues.  Retail banking revenues declined 35% to $1.1 billion from the fourth quarter 2012, primarily reflecting lower U.S. mortgage refinancing activity, as well as ongoing spread compression, partially offset by 5% average deposit growth and 10% growth in commercial loans.  Citi-branded cards revenues were flat versus the prior year period at $2.1 billion, reflecting continued improvement in net interest spreads offset by a 4% decline in average loans.  Citi retail services revenues increased 9% to $1.7 billion, primarily reflecting the impact of the Best Buy portfolio acquisition, partially offset by lower spreads and higher contractual partner share payments due to the impact of improving credit trends.

North America GCB net income was $898 million, 8% lower than the fourth quarter 2012, driven by the decline in revenues and a reduction in loan loss reserve releases, partially offset by lower operating expenses and a decline in net credit losses.  Operating expenses declined by 10% versus the prior year period to $2.4 billion.  Excluding the $100 million repositioning charge in the fourth quarter 2012, operating expenses declined by 6% reflecting lower legal and related expenses, efficiency savings and repositioning of the mortgage business, partially offset by the impact of the Best Buy portfolio acquisition.

North America GCB credit quality continued to improve as net credit losses of $1.1 billion decreased 13% versus the prior year period.  Net credit losses improved in Citi-branded cards (down 16% to $588 million), Citi retail services (down 8% to $471 million) and in retail banking (down 8% to $47 million) versus the prior year period.  Delinquency rates improved in Citi-branded cards and Citi retail services versus the prior year period and ended 2013 at close to historically low levels.  The reserve release in the fourth quarter 2013 was $84 million, $131 million lower than in the fourth quarter 2012, principally reflecting lower reserve releases in Citi-branded cards as well as reserve builds for new loans originated in the Best Buy portfolio.

International GCB revenues declined 1% versus the fourth quarter 2012 to $4.6 billion on a reported basis, primarily due to foreign exchange translation.  International GCB revenues grew 2% to $4.6 billion on a constant dollar basis(9).  On a constant dollar basis, revenues in Latin America grew 8% to $2.4 billion, as volume growth more than offset spread compression, partially offset by a 3% decline in Asia to $1.8 billion, driven by regulatory changes, the continued impact of spread compression and the repositioning of the franchise in Korea, and a 6% decline in EMEA to $358 million, primarily due to previously-announced market exits over the past year.

International GCB net income of $734 million was broadly flat, both on a reported basis and in constant dollars, versus the prior year period.  On a constant dollar basis, flat net income versus the prior year period reflected higher revenues and lower operating expenses offset by higher credit costs and a higher effective tax rate.  Operating expenses in the fourth quarter 2013 declined 6% on a constant dollar basis to $2.8 billion.  Excluding the $266 million repositioning charge in the fourth quarter 2012, operating expenses increased by 3% versus the prior year period due to repositioning charges in the current quarter.

International GCB credit quality remained stable.  Net credit losses rose 1% to $681 million, primarily reflecting the impact of portfolio growth and seasoning in Latin America.  The international net credit loss rate was 1.92% of average loans in the fourth quarter 2013, compared to 1.97% in the prior year period (excluding Credicard loans of $3.2 billion in fourth quarter 2012).

Securities and Banking ($ in millions)	4Q’13	3Q’13	4Q’12	QoQ%	YoY%	2013	2012	%Δ
Investment Banking	1,036	839	1,003	23%	3%	3,977	3,668	8%
Equity Markets	539	710	465	-24%	16%	3,017	2,464	22%
Fixed Income Markets	2,329	2,783	2,741	-16%	-15%	13,107	14,122	-7%
Lending	254	230	119	10%	NM	1,217	869	40%
Private Bank	599	614	596	-2%	1%	2,487	2,394	4%
Other Securities and Banking	(142)	(95)	(52)	-49%	NM	(442)	(1,008)	56%
Adjusted Revenues(a)	$4,615	$5,081	$4,872	-9%	-5%	$23,363	$22,509	4%

CVA/DVA	(165)	(332)	(510)	50%	68%	(345)	(2,487)	86%
Total Revenues	$4,450	$4,749	$4,362	-6%	2%	$23,018	$20,022	15%

Expenses	$3,377	$3,367	$3,668	0%	-8%	$13,803	$14,416	-4%

Adjusted Expenses(b)	$3,377	$3,367	$3,431	0%	-2%	$13,803	$14,179	-3%

Net Credit Losses	24	49	75	-51%	-68%	145	168	-14%
Credit Reserve Build/(Release)(c)	(130)	71	3	NM	NM	(138)	(46)	NM
Total Cost of Credit	$(106)	$120	$78	NM	NM	$7	$122	-94%

Net Income	$960	$989	$679	-3%	41%	$6,624	$4,582	45%

Adjusted Net Income(a)	$1,060	$1,195	$1,149	-11%	-8%	$6,838	$6,279	9%

Adjusted Revenues(a)
North America	1,754	1,975	1,743	-11%	1%	9,308	7,611	22%
EMEA	1,176	1,449	1,505	-19%	-22%	6,507	7,534	-14%
LATAM	679	647	695	5%	-2%	2,829	2,934	-4%
Asia	1,006	1,010	929	0%	8%	4,719	4,430	7%

Adjusted Income from Continuing Ops.(a)
North America	348	508	447	-31%	-22%	2,862	2,018	42%
EMEA	210	245	286	-14%	-27%	1,592	2,099	-24%
LATAM	268	261	277	3%	-3%	1,183	1,266	-7%
Asia	249	195	156	28%	59%	1,292	1,006	28%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA and the repositioning charge in 4Q’12.

(b) Excludes repositioning charge in 4Q’12.

(c) Includes provision for unfunded lending commitments.

Securities and Banking

Securities and Banking revenues increased 2% from the prior year period to $4.5 billion.  Excluding the impact of the negative $165 million of CVA/DVA in the fourth quarter 2013 (compared to negative $510 million in the prior year period), Securities and Banking revenues were $4.6 billion, 5% lower than the prior year period, driven by a decline in fixed income markets revenues.

Investment banking revenues of $1.0 billion increased 3% versus the prior year period.  Equity underwriting revenues increased 73% to $282 million and advisory increased 29% to $266 million, partially offset by a 23% decline in debt underwriting revenues to $488 million.  Overall, Citi gained wallet share during 2013.

Equity markets revenues of $539 million in the fourth quarter 2013 (excluding negative $12 million of CVA/DVA) were 16% above the prior year period driven by improved client activity.

Fixed income markets revenues of $2.3 billion in the fourth quarter 2013 (excluding negative $153 million of CVA/DVA) decreased 15% from the prior year period, reflecting a more challenging trading environment and the absence of strong fourth quarter 2012 revenues in the Citi Capital Advisors business, which Citi continues to wind down.

Lending revenues increased to $254 million from $119 million in the prior year period, primarily reflecting lower losses on hedges related to accrual loans(10) of $139 million (compared to a $258 million loss in the prior year period) as credit spreads tightened less significantly during the fourth quarter 2013 compared to the prior year. Excluding the mark-to-market impact on hedges related to accrual loans, lending revenues rose 4% to $393 million versus the prior year period as higher volumes and lower losses from loan sale activity were partially offset by lower spreads.

Private bank revenues increased 1% to $599 million from the prior year period, driven primarily by growth in managed investments and lending.

Securities and Banking net income was $960 million in the fourth quarter 2013. Excluding CVA/DVA and the $237 million repositioning charge ($154 million after-tax) in the fourth quarter 2012, net income declined 8% to $1.1 billion versus the prior year period, primarily reflecting the decline in revenues and a higher effective tax rate, partially offset by lower operating expenses and lower credit costs.  Excluding the repositioning charge in the fourth quarter 2012, operating expenses declined 2% from the prior year period, reflecting lower compensation expenses, partially offset by higher legal and related costs and repositioning charges in the current quarter.

Transaction Services ($ in millions)	4Q’13	3Q’13	4Q’12	QoQ%	YoY%	2013	2012	%Δ
Treasury and Trade Solutions	1,934	1,945	1,962	-1%	-1%	7,803	8,006	-3%
Securities and Fund Services	675	668	655	1%	3%	2,757	2,702	2%
Total Revenues	$2,609	$2,613	$2,617	0%	0%	$10,560	$10,708	-1%

Expenses	$1,440	$1,428	$1,596	1%	-10%	$5,734	$5,783	-1%

Adjusted Expenses(a)	$1,440	$1,428	$1,501	1%	-4%	$5,734	$5,688	1%

Net Credit Losses	1	16	0	-94%	0%	37	114	-68%
Loan Loss Reserve Build/(Release) (b)	9	3	6	NM	50%	34	40	-15%
Total Cost of Credit	$10	$19	$6	-47%	67%	$71	$154	-54%

Net Income	$778	$787	$787	-1%	-1%	$3,132	$3,383	-7%

Adjusted Net Income(a)	$778	$787	$848	-1%	-8%	$3,132	$3,444	-9%

Average Deposits ($ in billions) (c)	$465	$432	$428	8%	9%	$434	$404	7%
EOP Assets Under Custody ($ in trillions)	$14.5	$13.9	$13.2	4%	10%	$14.5	$13.2	10%

Revenues
North America	595	614	633	-3%	-6%	2,502	2,554	-2%
EMEA	878	873	863	1%	2%	3,533	3,488	1%
LATAM	461	447	440	3%	5%	1,822	1,770	3%
Asia	675	679	681	-1%	-1%	2,703	2,896	-7%

Income from Continuing Ops.(a)
North America	138	113	118	22%	17%	541	486	11%
EMEA	219	255	329	-14%	-33%	926	1,214	-24%
LATAM	170	173	139	-2%	23%	686	648	6%
Asia	254	251	268	1%	-5%	998	1,114	-10%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes repositioning charge in 4Q’12.

(b) Includes provision for unfunded lending commitments.

(c) Average deposits and other customer liability balances.

Transaction Services

Transaction Services revenues were $2.6 billion, flat versus the prior year period.  On a constant dollar basis, Transaction Services revenues increased 1% from the prior year period.  Treasury and Trade Solutions (TTS) revenues of $1.9 billion were roughly flat in constant dollars versus the prior year period as growth in loans and deposits was offset by the ongoing impact of spread compression globally.  Securities and Fund Services (SFS) revenues increased 5% in constant dollars as higher settlement volumes and fees were partially offset by lower net interest spreads.

Transaction Services net income of $778 million decreased 1% from the prior year period, as lower operating expenses were offset by a higher effective tax rate.  Excluding repositioning charges of $95 million in the fourth quarter 2012, operating expenses declined 4% from the prior year period reflecting efficiency savings and lower legal and related costs partially offset by higher volume-related expenses.

Transaction Services average deposits and other customer liability balances grew 9% versus the prior year period to $465 billion.  Assets under custody increased 10% from the fourth quarter 2012 to $14.5 trillion.

Citi Holdings ($ in millions)	4Q’13	3Q’13	4Q’12	QoQ%	YoY%	2013	2012	%Δ
Total Revenues	$1,297	$1,252	$1,067	4%	22%	$4,542	$(792)	NM

Adjusted Revenues(a)	$1,296	$1,256	$1,042	3%	24%	$4,539	$3,735	22%

Expenses	$1,471	$1,380	$1,604	7%	-8%	$5,900	$5,243	13%

Adjusted Expenses(b)	$1,471	$1,380	$1,527	7%	-4%	$5,900	$5,166	14%

Net Credit Losses	735	635	972	16%	-24%	3,070	5,842	-47%
Loan Loss Reserve Build/(Release) (c)	(540)	(679)	51	20%	NM	(2,043)	(1,607)	-27%
Provision for Benefits and Claims	143	153	155	-7%	-8%	618	651	-5%
Total Cost of Credit	$338	$109	$1,178	NM	-71%	$1,645	$4,886	-66%

Net Income (Loss)	$(422)	$(104)	$(1,049)	NM	60%	$(1,890)	$(6,531)	71%

Adjusted Net Income(d)	$(422)	$(102)	$(1,015)	NM	58%	$(1,891)	$(3,683)	49%

EOP Assets ($ in billions)	117	122	156	-4%	-25%	117	156	-25%
EOP Loans ($B)	93	96	116	-3%	-20%	93	116	-20%
EOP Deposits ($B)	36	42	68	-14%	-47%	36	68	-47%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes, as applicable, CVA / DVA in all periods and gains / (losses) on minority investments in 2012.

(b) Excludes repositioning charge in 4Q’12.

(c) Includes provision for unfunded lending commitments.

(d) Excludes, as applicable, CVA / DVA in all periods, gains / (losses) on minority investments in 2012 and repositioning charge in 4Q’12.

Citi Holdings

Citi Holdings revenues in the fourth quarter 2013 increased 22% versus the prior year period to $1.3 billion. Revenues in the fourth quarter 2013 included CVA/DVA of $1 million ($25 million in the prior year period). Excluding CVA/DVA, Citi Holdings revenues increased 24% versus the prior year period, driven mostly by the absence of repurchase reserve builds for representation and warranty claims in the fourth quarter 2013.  As of the end of the fourth quarter 2013, total Citi Holdings assets were $117 billion, 25% below the prior year period, and represented approximately 6% of total Citigroup assets.

Citi Holdings net loss was $422 million in the fourth quarter 2013 compared to a loss of $1.0 billion in the prior year period, primarily reflecting lower credit costs.  Operating expenses declined 8% from the prior year period.  Excluding repositioning charges of $77 million in the fourth quarter 2012, operating expenses declined 4%, reflecting the decline in assets, partially offset by higher legal and related costs.

Citi Holdings cost of credit declined 71% to $338 million versus the prior year period primarily driven by a net loan loss reserve release of $540 million in the fourth quarter 2013, compared to a net reserve build of $51 million in the prior year period.  Net credit losses decreased by $237 million or 24% from the prior year period to $735 million, primarily driven by improvements in Citi Holdings’ North America mortgage portfolio.

Citi Holdings allowance for credit losses was $6.5 billion at the end of the fourth quarter 2013, or 6.98% of loans, compared to $10.8 billion, or 9.35% of loans, in the prior year period.  90+ days delinquent consumer loans in Citi Holdings decreased 41% to $2.7 billion, or 3.23% of loans.

Citicorp Results by Region & Segment(a)	Revenues			Income from Continuing Ops.
($ in millions)	4Q’13	3Q’13	4Q’12	4Q’13	3Q’13	4Q’12
North America
Global Consumer Banking	4,878	4,738	5,313	899	932	1,042
Securities and Banking	1,754	1,975	1,743	348	508	447
Transaction Services	595	614	633	138	113	118
Total North America	$7,227	$7,327	$7,689	$1,385	$1,553	$1,608

EMEA
Global Consumer Banking	358	359	384	5	19	(5)
Securities and Banking	1,176	1,449	1,505	210	245	286
Transaction Services	878	873	863	219	255	329
Total EMEA	$2,412	$2,681	$2,752	$434	$519	$609

Latin America
Global Consumer Banking	2,404	2,276	2,285	395	289	467
Securities and Banking	679	647	695	268	261	277
Transaction Services	461	447	440	170	173	139
Total Latin America	$3,544	$3,370	$3,420	$833	$723	$883

Asia
Global Consumer Banking	1,834	1,862	1,995	335	386	446
Securities and Banking	1,006	1,010	929	249	195	156
Transaction Services	675	679	681	254	251	268
Total Asia	$3,515	$3,551	$3,605	$838	$832	$870

Corporate/Other	$(50)	$31	$(106)	$(412)	$(313)	$(692)

Citicorp	$16,648	$16,960	$17,360	$3,078	$3,314	$3,278

Note: Totals may not sum due to rounding.

(a) Excludes, as applicable, CVA / DVA in all periods, tax benefit in 3Q’13 and repositioning charges in 4Q’12.

Citicorp Full Year Results by Region & Segment(a)	Revenues		Income from Continuing Ops.
($ in millions)	2013	2012	2013	2012
North America
Global Consumer Banking	19,778	20,949	4,068	4,790
Securities and Banking	9,308	7,611	2,862	2,018
Transaction Services	2,502	2,554	541	486
Total North America	$31,588	$31,114	$7,471	$7,295

EMEA
Global Consumer Banking	1,449	1,485	59	1
Securities and Banking	6,507	7,534	1,592	2,099
Transaction Services	3,533	3,488	926	1,214
Total EMEA	$11,489	$12,507	$2,577	$3,313

Latin America
Global Consumer Banking	9,318	8,758	1,435	1,551
Securities and Banking	2,829	2,934	1,183	1,266
Transaction Services	1,822	1,770	686	648
Total Latin America	$13,969	$13,462	$3,304	$3,465

Asia
Global Consumer Banking	7,624	7,928	1,570	1,846
Securities and Banking	4,719	4,430	1,292	1,006
Transaction Services	2,703	2,896	998	1,114
Total Asia	$15,046	$15,254	$3,860	$3,966

Corporate/Other	$77	$17	$(1,435)	$(2,162)

Citicorp	$72,169	$72,354	$15,777	$15,877

Note: Totals may not sum due to rounding.

(a) Excludes, as applicable, CVA / DVA in all periods, gains / (losses) on minority investments in 2012, tax benefits in 3Q’12 and 3Q’13, and repositioning charges in 4Q’12.

Citi will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada.  The conference code for both numbers is 20360488.

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citi’s Fourth Quarter 2013 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this document are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2012 Annual Report on Form 10-K.  Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Shannon Bell	(212) 793-6206	Investors:	Susan Kendall	(212) 559-2718
	Mark Costiglio	(212) 559-4114	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA / DVA

CVA / DVA ($ in millions)	4Q’13	3Q’13	4Q’12

Securities and Banking
Counterparty CVA(1)	$102	$(50)	$108
Own-Credit CVA(1)	(108)	(43)	(166)
Derivatives CVA(1)	$(6)	$(93)	$(58)

DVA on Citi Liabilities at Fair Value	(159)	(239)	(452)

Total Securities and Banking CVA / DVA	$(165)	$(332)	$(510)

Citi Holdings
Counterparty CVA(1)	$14	$2	$37
Own-Credit CVA(1)	(11)	(4)	(8)
Derivatives CVA(1)	$4	$(2)	$29

DVA on Citi Liabilities at Fair Value	(2)	(2)	(4)

Total Citi Holdings CVA / DVA	$1	$(4)	$25

Total Citigroup CVA / DVA	$(164)	$(336)	$(485)

Note:  Totals may not sum due to rounding.

(1)  Net of hedges.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

Citigroup
($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues (GAAP)	$17,780	$17,880	$17,917	$76,366	$69,128
Impact of:
CVA/DVA	(164)	(336)	(485)	(342)	(2,330)
MSSB	—	—	—	—	(4,684)
HDFC	—	—	—	—	1,116
Akbank	—	—	—	—	(1,605)
SPDB	—	—	—	—	542
Adjusted Revenues	$17,944	$18,216	$18,402	$76,708	$76,089

Reported Expenses (GAAP)	$11,933	$11,655	$13,709	$47,995	$49,974
Impact of:
HDFC	—	—	—	—	(4)
4Q’12 Repositioning	—	—	(1,028)	—	(1,028)
Adjusted Expenses	$11,933	$11,655	$12,681	$47,995	$48,942

Reported Net Income (GAAP)	$2,691	$3,227	$1,196	$13,908	$7,541
Impact of:
CVA / DVA	(100)	(208)	(301)	(213)	(1,446)
MSSB	—	—	—	—	(2,897)
HDFC	—	—	—	—	722
Akbank	—	—	—	—	(1,037)
SPDB	—	—	—	—	349
Credicard	189	—	—	189	—
Tax Item	—	176	—	176	582
4Q’12 Repositioning	—	—	(653)	—	(653)
Adjusted Net Income	$2,602	$3,259	$2,150	$13,756	$11,921

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Citicorp
($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues (GAAP)	$16,483	$16,628	$16,850	$71,824	$69,920
Impact of:
CVA/DVA	(165)	(332)	(510)	(345)	(2,487)
HDFC	—	—	—	—	1,116
Akbank	—	—	—	—	(1,605)
SPDB	—	—	—	—	542
Adjusted Revenues	$16,648	$16,960	$17,360	$72,169	$72,354

Reported Expenses (GAAP)	$10,462	$10,275	$12,105	$42,095	$44,731
Impact of:
HDFC	—	—	—	—	(4)
4Q’12 Repositioning	—	—	(951)	—	(951)
Adjusted Expenses	$10,462	$10,275	$11,154	$42,095	$43,776

Reported Net Income (GAAP)	$3,113	$3,331	$2,245	$15,798	$14,072
Impact of:
CVA/DVA	(100)	(206)	(316)	(214)	(1,543)
HDFC	—	—	—	—	722
Akbank	—	—	—	—	(1,037)
SPDB	—	—	—	—	349
Credicard	189	—	—	189	—
Tax Item	—	176	—	176	582
4Q’12 Repositioning	—	—	(604)	—	(604)
Adjusted Net Income	$3,024	$3,361	$3,165	$15,647	$15,603

Global Consumer Banking
($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Expenses (GAAP)	$5,220	$5,048	$5,782	$20,608	$21,316
Impact of:
4Q’12 Repositioning	—	—	(366)	—	(366)
Adjusted Expenses	$5,220	$5,048	$5,416	$20,608	$20,950

Reported Net Income (GAAP)	$1,632	$1,622	$1,717	$7,115	$7,952
Impact of:
4Q’12 Repositioning	—	—	(233)	—	(233)
Adjusted Net Income	$1,632	$1,622	$1,950	$7,115	$8,185

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Securities & Banking
($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues (GAAP)	$4,450	$4,749	$4,362	$23,018	$20,022
Impact of:
CVA/DVA	(165)	(332)	(510)	(345)	(2,487)
Adjusted Revenues	$4,615	$5,081	$4,872	$23,363	$22,509

Reported Expenses (GAAP)	$3,377	$3,367	$3,668	$13,803	$14,416
Impact of:
4Q’12 Repositioning	—	—	(237)	—	(237)
Adjusted Expenses	$3,377	$3,367	$3,431	$13,803	$14,179

Reported Net Income (GAAP)	$960	$989	$679	$6,624	$4,582
Impact of:
CVA/DVA	(100)	(206)	(316)	(214)	(1,543)
4Q’12 Repositioning	—	—	(154)	—	(154)
Adjusted Net Income	$1,060	$1,195	$1,149	$6,838	$6,279

Citi Transaction Services
($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Expenses (GAAP)	$1,440	$1,428	$1,596	$5,734	$5,783
Impact of:
4Q’12 Repositioning	—	—	(95)	—	(95)
Adjusted Expenses	$1,440	$1,428	$1,501	$5,734	$5,688

Reported Net Income (GAAP)	$778	$787	$787	$3,132	$3,383
Impact of:
4Q’12 Repositioning	—	—	(61)	—	(61)
Adjusted Net Income	$778	$787	$848	$3,132	$3,444

Appendix B: Non-GAAP Financial Measures - Adjusted Items (Cont.)

Corp / Other
($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues (GAAP)	$(50)	$31	$(106)	$77	$70
Impact of:
HDFC	—	—	—	—	1,116
Akbank	—	—	—	—	(1,605)
SPDB	—	—	—	—	542
Adjusted Revenues	$(50)	$31	$(106)	$77	$17

Reported Expenses (GAAP)	$425	$432	$1,059	$1,950	$3,216
Impact of:
HDFC	—	—	—	—	(4)
4Q’12 Repositioning	—	—	(253)	—	(253)
Adjusted Expenses	$425	$432	$806	$1,950	$2,959

Reported Net Income (GAAP)	$(257)	$(67)	$(938)	$(1,073)	$(1,845)
Impact of:
HDFC	—	—	—	—	722
Akbank	—	—	—	—	(1,037)
SPDB	—	—	—	—	349
Credicard	189	—	—	189	—
Tax Item	—	176	—	176	582
4Q’12 Repositioning	—	—	(156)	—	(156)
Adjusted Net Income	$(446)	$(243)	$(782)	$(1,438)	$(2,305)

Citi Holdings
($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues (GAAP)	$1,297	$1,252	$1,067	$4,542	$(792)
Impact of:
CVA/DVA	1	(4)	25	3	157
MSSB	—	—	—	—	(4,684)
Adjusted Revenues	$1,296	$1,256	$1,042	$4,539	$3,735

Reported Expenses (GAAP)	$1,471	$1,380	$1,604	$5,900	$5,243
Impact of:
4Q’12 Repositioning	—	—	(77)	—	(77)
Adjusted Expenses	$1,471	$1,380	$1,527	$5,900	$5,166

Reported Net Income (GAAP)	$(422)	$(104)	$(1,049)	$(1,890)	$(6,531)
Impact of:
CVA / DVA	—	(2)	15	1	98
4Q’12 Repositioning	—	—	(49)	—	(49)
MSSB	—	—	—	—	(2,897)
Adjusted Net Income	$(422)	$(102)	$(1,015)	$(1,891)	$(3,683)

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Constant Dollar)

Int’l Consumer Banking ($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues	$4,596	$4,497	$4,664	$18,391	$18,171
Impact of FX Translation	—	13	(157)	—	(286)
Revenues in Constant Dollars	$4,596	$4,510	$4,507	$18,391	$17,885

Reported Expenses	$2,800	$2,690	$3,107	$11,017	$11,385
Impact of FX Translation	—	9	(115)	—	(254)
Expenses in Constant Dollars	$2,800	$2,699	$2,992	$11,017	$11,131

Reported Credit Costs	$792	$836	$783	$3,127	$2,730
Impact of FX Translation	—	3	(28)	—	(40)
Credit Costs in Constant Dollars	$792	$839	$755	$3,127	$2,690

Reported Net Income	$734	$690	$737	$3,049	$3,225
Impact of FX Translation	—	(7)	—	—	10
Net Income in Constant Dollars	$734	$683	$737	$3,049	$3,235

EMEA Consumer Banking ($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues	$358	$359	$384	$1,449	$1,485
Impact of FX Translation	—	5	(5)	—	(15)
Revenues in Constant Dollars	$358	$364	$379	$1,449	$1,470

Reported Expenses	$340	$306	$402	$1,323	$1,433
Impact of FX Translation	—	5	(7)	—	(20)
Expenses in Constant Dollars	$340	$311	$395	$1,323	$1,413

LATAM Consumer Banking ($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues	$2,404	$2,276	$2,285	$9,318	$8,758
Impact of FX Translation	—	(1)	(56)	—	(33)
Revenues in Constant Dollars	$2,404	$2,275	$2,229	$9,318	$8,725

Reported Expenses	$1,344	$1,285	$1,459	$5,244	$5,186
Impact of FX Translation	—	(1)	(48)	—	(62)
Expenses in Constant Dollars	$1,344	$1,284	$1,411	$5,244	$5,124

Asia Consumer Banking ($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
Reported Revenues	$1,834	$1,862	$1,995	$7,624	$7,928
Impact of FX Translation	—	9	(96)	—	(238)
Revenues in Constant Dollars	$1,834	$1,871	$1,899	$7,624	$7,690

Reported Expenses	$1,116	$1,099	$1,246	$4,450	$4,766
Impact of FX Translation	—	5	(60)	—	(172)
Expenses in Constant Dollars	$1,116	$1,104	$1,186	$4,450	$4,594

Appendix C: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Constant Dollar) (Cont.)

CTS ($ in millions)	4Q’13	3Q’13	4Q’12	2013	2012
TTS Reported Revenues	$1,934	$1,945	$1,962	$7,803	$8,006
Impact of FX Translation	—	4	(34)	—	(110)
TTS Revenues in Constant Dollars	$1,934	$1,949	$1,928	$7,803	$7,896

SFS Reported Revenues	$675	$668	$655	$2,757	$2,702
Impact of FX Translation	—	5	(12)	—	(49)
SFS Revenues in Constant Dollars	$675	$673	$643	$2,757	$2,653

Total Reported Revenues	$2,609	$2,613	$2,617	$10,560	$10,708
Impact of FX Translation	—	9	(46)	—	(159)
Total Revenues in Constant Dollars	$2,609	$2,622	$2,571	$10,560	$10,549

Reported Expenses	$1,440	$1,428	$1,596	$5,734	$5,783
Impact of FX Translation	—	11	(16)	—	(53)
Expenses in Constant Dollars	$1,440	$1,439	$1,580	$5,734	$5,730

Appendix D: Non-GAAP Financial Measures - Basel III Tier 1 Common Capital Ratio(1)(2)

($ in millions)	12/31/2013(3)	9/30/2013	12/31/2012

Citigroup’s Common Stockholders’ Equity(4)	$197,924	$195,662	$186,487
Add: Qualifying Noncontrolling Interests	182	172	171
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(5)	(1,245)	(1,341)	(2,293)
Cumulative change in fair value of financial liabilities attributable to the change in own creditworthiness, net of tax	177	339	587
Intangible Assets
Goodwill, net of related deferred tax liabilities(6)	24,532	24,721	25,488
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related deferred tax liabilities	4,929	4,966	5,632
Defined benefit pension plan net assets	1,125	954	732
Deferred tax assets (DTAs) arising from net operating losses and foreign tax credit carry forwards and excess over 10% / 15% limitations for other DTAs, certain common equity investments and MSRs(7)	43,114	44,504	51,116

Total Basel III Tier 1 Common Capital	$125,474	$121,691	$105,396

Basel III Risk-Weighted Assets (RWA)	$1,198,000	$1,159,189	$1,206,153

Basel III Tier 1 Common Capital Ratio	10.5%	10.5%	8.7%

(1)         Certain reclassifications have been made to prior period presentation to conform to the current period.

(2)         Citi’s estimated Basel III Tier 1 Common Ratio and related components as of December 31, 2012 are based on the proposed U.S. Basel III (Basel III NPR) rules, and with full implementation assumed for capital components; September 30, 2013 and after are based on the final U.S. Basel III rules, and with full implementation assumed for capital components. Basel III risk-weighted assets are based on the “advanced approaches” for determining total risk-weighted assets for all periods.

(3)         Estimated.

(4)         Excludes issuance costs related to preferred stock outstanding in accordance with Federal Reserve Board regulatory reporting requirements.

(5)         Tier 1 Common Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(6)         Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(7)         Other DTAs reflect those DTAs arising from temporary differences.

Appendix E: Non-GAAP Financial Measures - Tangible Common Equity

($ in millions, except per share amounts)	Preliminary 12/31/2013
Citigroup’s Total Stockholders’ Equity	$204,574
Less: Preferred Stock	6,738
Common Equity	$197,836
Less:
Goodwill	25,009
Other Intangible Assets (other than MSRs)	5,056
Tangible Common Equity (TCE)	$167,771
Common Shares Outstanding at Quarter-end	3,029
Tangible Book Value Per Share	$55.38

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, and debt valuation adjustments (DVA) on Citigroup’s fair value option debt. See Appendix A.  Citigroup’s results of operations, excluding the impact of CVA/DVA, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of CVA/DVA provides a more meaningful depiction of the underlying fundamentals of its businesses impacted by CVA/DVA.  For a reconciliation of these measures to the reported results, see Appendix B.

(2) Fourth quarter 2013 results included a $189 million after-tax benefit related to the divestiture of Citi’s Credicard business.  In the second quarter 2013, Citi entered into an agreement to sell Credicard, its non-Citibank branded cards and consumer finance business in Brazil (Credicard), part of the Global Consumer Banking segment.  Credicard was moved to discontinued operations in Corporate/Other as of the second quarter 2013.  Presentations of Citigroup’s results of operations, excluding the impact of the Credicard divestiture, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of the Credicard divestiture provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(3) Citigroup’s estimated Basel III Tier 1 Common Ratio and certain related components are non-GAAP financial measures. Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards.  Citigroup’s estimated Basel III Tier 1 Common Ratio and related components are based on its current interpretation, expectations and understanding of the final U.S. Basel III rules and are necessarily subject to, among other things, Citi’s continued review and implementation of the final U.S. Basel III rules, regulatory review and approval of Citi’s credit, market and operational Basel III risk models, additional refinements, modifications or enhancements (whether required or otherwise) to Citi’s models and model calibration, and further implementation guidance in the U.S.  For the calculation of Citigroup’s estimated Basel III Tier 1 Common Ratio, see Appendix D.

(4) Citigroup’s estimated Basel III Supplementary Leverage Ratio and certain related components are non-GAAP financial measures.  Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against future regulatory capital standards.  Citi’s estimated Basel III Supplementary Leverage Ratio, as calculated under the final U.S. Basel III rules, represents the average for the quarter of the three monthly ratios of Tier 1 Capital (as defined under the final U.S. Basel III rules) to total leverage exposure (i.e., the sum of the ratios calculated for October, November and December, divided by three).  Total leverage exposure is the sum of:  (1) the carrying value of all on-balance sheet assets less applicable Tier 1 Capital deductions; (2) the potential future exposure on derivative contracts; (3) 10% of the notional amount of unconditionally cancellable commitments; and (4) the notional amount of certain other off-balance sheet exposures (e.g., other commitments and contingencies).  Citigroup’s estimated Basel III Supplementary Leverage Ratio and certain related components are based on its current interpretation, expectations and understanding of the final U.S. Basel III rules and are necessarily subject to, among other things, Citi’s continued review and implementation of the final U.S. Basel III rules and further implementation guidance in the U.S.

(5) Tangible book value per share is a non-GAAP financial measure.  Citi believes this ratio provides useful information as it is a capital adequacy metric used and relied upon by investors and industry analysts. For a reconciliation of this metric to the most directly comparable GAAP measure, see Appendix E.

(6) Citigroup’s results of operations, excluding the impact of repositioning charges, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of repositioning charges in the fourth quarter 2012, which was significantly impacted by repositioning charges, provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(7) Minority investments refer to the impact of transactions during 2012 related to Citigroup’s interests in the Morgan Stanley Smith Barney (MSSB) joint venture, Akbank T.A.S. (Akbank), Housing Development Finance Corporation Ltd. (HDFC) and Shanghai Pudong Development Bank (SPDB).  In 2012, the sale of minority investments included a loss of $4.7 billion ($2.9 billion after-tax) relating to Citi’s sale of a 14% interest and other-than-temporary impairment on its then-remaining 35% interest in MSSB recorded in Citi Holdings during the third quarter of 2012.  In addition, Citi recorded a loss of $424 million ($274 million after-tax) from the partial sale of Citi’s minority interest in Akbank recorded in Corporate/Other during the second quarter of 2012.  In the first quarter 2012, Citi recorded a net gain on minority investments of $477 million ($308 million after-tax), which included pre-tax gains of $1.1 billion ($722 million after-tax) and $542 million ($349 million after-tax) on the sales of Citi’s remaining stake in HDFC and stake in SPDB, respectively, offset by an impairment charge relating to Akbank of $1.2 billion ($763 million after-tax), all within Corporate/Other.  Presentations of Citigroup’s results of operations, excluding the impact of these minority investment transactions, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of these minority investment transactions provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(8) Citigroup’s results of operations, excluding these tax benefit items (recorded in Corporate/Other), are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding these benefits provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(9) Results of operations excluding the impact of FX translation (constant dollar basis) are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of FX translation is a more meaningful depiction of the underlying fundamentals of its businesses impacted by FX translation.  For a reconciliation of these measures, see Appendix C.

(10) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio.  The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection.